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                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                                     EXHIBIT 8.2

                                                                  April 21, 2000


Columbia Energy Group
  13880 Dulles Corner Lane
    Herndon, Virginia 20171-4600

Ladies and Gentlemen:

     We have acted as counsel to Columbia Energy Group, a Delaware corporation (the "Company"), in connection with the exchange by holders of Company Shares of Company Shares for a combination of Holdco Shares, Holdco Units and cash pursuant to the Company Merger contemplated by the Agreement and Plan of Merger, dated as of February 27, 2000, as amended and restated as of March 31, 2000, among the Company, NiSource Inc., an Indiana corporation, New NiSource Inc., a corporation organized under the laws of the State of Delaware, Parent Acquisition Corp., a corporation organized under the laws of the State of Indiana, Company Acquisition Corp., a corporation organized under the laws of the State of Delaware and NiSource Finance Corp., a corporation to be organized under the laws of the State of Indiana (the "Merger Agreement"). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations set forth in the Merger Agreement, the Joint Proxy Statement/Prospectus of the Company,
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Holdco and Parent included in the Registration Statement on Form S-4,
Registration No. 333-33896 (the "S-4") filed by Holdco and Parent with the Securities and Exchange Commission (the "Commission") and the letter to us from Parent and Holdco dated April 21, 2000 and such other documents as we have deemed necessary or appropriate. In connection with this opinion, with your consent, we have assumed and our opinion is expressly conditioned upon, among other things, the accuracy and completeness of all of such facts, information, covenants, statements and representations.

     In connection with this opinion, with your consent, we have also assumed that the mergers of one wholly-owned subsidiary of Holdco into Parent and of another wholly-owned subsidiary of Holdco into the Company, each at the Effective Time, and of Parent into Holdco immediately thereafter (together, the "Transactions") will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the S-4.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS, and such other authorities as we have deemed appropriate under the circumstances. All such authorities are subject to change, and any of such changes could apply retroactively.

                                    OPINION

     Based upon the foregoing, we are of the opinion that (1) under current law the Company Merger, combined with the Parent Merger, will be treated as a transfer of property to Holdco by holders of Company Shares immediately after which the former shareholders of the Company that contribute their Company Shares to Holdco and the former shareholders of Parent are in control of Holdco in a transaction governed by Section 351 of the Code and (2) the discussion in the S-4 under the section entitled "United States Federal Income Tax Consequences - Material United States Federal Income Tax Consequences of the Merger - Tax Implications to Columbia Shareholders" accurately


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describes the material United States federal income tax implications of the
Company Merger to holders of Company Shares.

     Our opinion is based on existing facts and circumstances and is conditioned on the assumptions stated above. Except as set forth herein, we express no other opinion as to the tax consequences (including any applicable state, local or foreign tax consequences) of the Transactions. We understand that, in connection with the Transactions, Schiff Hardin & Waite is providing an opinion to Parent regarding certain other U.S. federal income tax matters.

     We hereby consent to the use of our name in the section of the S-4 entitled "United States Federal Income Tax Consequences" and to the filing of this opinion with the Commission as an exhibit to the S-4. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.



                                            Very truly yours,


                                            SULLIVAN & CROMWELL



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